EXHIBIT 99.1

Custom Truck One Source, Inc. Reports Continued Strong Results for Second Quarter 2023
KANSAS CITY, Mo, August 8, 2023 – (BUSINESS WIRE) – Custom Truck One Source, Inc. (NYSE: CTOS), a leading provider of specialty equipment to the electric utility, telecom, rail and other infrastructure-related end markets, today reported financial results for its three and six months ended June 30, 2023.
CTOS Second-Quarter Highlights
•Total revenue of $456.8 million, an increase of $94.7 million or 26.2%, compared to the second quarter of 2022 as a result of continued strong demand across our end markets
•Gross profit of $110.6 million, an improvement of $27.8 million, or 33.7%, compared to $82.8 million for the second quarter of 2022
•Adjusted Gross Profit of $154.2 million, an increase of $28.2 million, or 22.3%, compared to $126.1 million for the second quarter of 2022
•Net income of $11.6 million, a decrease of $2.0 million or 14.8%, compared to net income of $13.6 million, in the second quarter of 2022
•Adjusted EBITDA of $103.2 million, an increase of $17.8 million, or 20.8% compared to $85.4 million in the second quarter of 2022
•Further reduction in Net Leverage Ratio from 3.4 at the end of the last quarter to 3.3 as of June 30, 2023
•Increasing Full Year 2023 Revenue and Adjusted EBITDA Guidance
“Our second quarter results reflect continued strong demand across our primary end markets. The tremendous efforts of our team allowed us to deliver the record levels of vehicle production required to both add to our fleet and meet the demand for new vehicle sales,” said Ryan McMonagle, Chief Executive Officer of CTOS. “All three of our business segments continued to experience strong year-over-year growth. The demand environment, the continued improvement in the supply chain and the performance of our team, together give us the confidence to improve our outlook for 2023. We continue to believe that our one-stop-shop business model and significant scale provide us with a competitive advantage that allows us to deliver unequaled service to our customers,” McMonagle added.
Summary Actual Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2023
(in $000s)	2023	2022	2023	2022
Rental revenue	$122,169	$112,055	$240,457	$221,200	$118,288
Equipment sales	302,117	218,506	603,407	445,692	301,290
Parts sales and services	32,544	31,545	65,129	61,690	32,585
Total revenue	456,830	362,106	908,993	728,582	452,163
Gross Profit	$110,619	$82,758	$220,994	$167,251	$109,661
Adjusted Gross Profit[1]	$154,235	$126,082	$304,226	$255,539	$149,991
Net Income	$11,610	$13,623	$25,410	$10,350	$13,800
Adjusted EBITDA[1]	$103,183	$85,383	$208,383	$176,860	$105,200
1 - Each of Adjusted Gross Profit and Adjusted EBITDA is a non-GAAP financial measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under United States generally accepted accounting principles in the U.S. (“GAAP”) is included at the end of this press release.
Summary Actual Financial Results by Segment
Our results are reported for our three segments: Equipment Rental Solutions (“ERS”), Truck and Equipment Sales (“TES”) and Aftermarket Parts and Services (“APS”). ERS encompasses our core rental business, inclusive of sales of used rental equipment to our customers. TES encompasses our specialized truck and equipment production and new equipment sales activities. APS encompasses sales and rentals of parts, tools and other supplies to our customers, as well as our aftermarket repair service operations. Segment performance is presented below for the three and six months ended June 30, 2023 and 2022 and three months ended March 31, 2023.

Equipment Rental Solutions

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2023
(in $000s)	2023	2022	2023	2022
Rental revenue	$117,832	$108,109	$231,616	$213,670	$113,784
Equipment sales	50,694	37,200	142,830	96,553	92,136
Total revenue	168,526	145,309	374,446	310,223	205,920
Cost of rental revenue	31,341	27,851	60,401	52,642	29,060
Cost of equipment sales	39,802	30,418	110,883	73,648	71,081
Depreciation of rental equipment	42,805	42,384	82,317	86,350	39,512
Total cost of revenue	113,948	100,653	253,601	212,640	139,653
Gross profit	$54,578	$44,656	$120,845	$97,583	$66,267
Truck and Equipment Sales

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2023
(in $000s)	2023	2022	2023	2022
Equipment sales	$251,423	$181,306	$460,577	$349,139	$209,154
Cost of equipment sales	205,464	154,177	380,508	298,225	175,044
Gross profit	$45,959	$27,129	$80,069	$50,914	$34,110
Aftermarket Parts and Services

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2023
(in $000s)	2023	2022	2023	2022
Rental revenue	$4,337	$3,946	$8,841	$7,530	$4,504
Parts and services revenue	32,544	31,545	65,129	61,690	32,585
Total revenue	36,881	35,491	73,970	69,220	37,089
Cost of revenue	25,988	23,578	52,975	48,528	26,987
Depreciation of rental equipment	811	940	1,629	1,938	818
Total cost of revenue	26,799	24,518	54,604	50,466	27,805
Gross profit	$10,082	$10,973	$19,366	$18,754	$9,284
Summary Combined Operating Metrics

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2023
(in $000s)	2023	2022	2023	2022
Ending OEC(a) (as of period end)	$1,467,779	$1,399,500	$1,467,779	$1,399,500	$1,457,870
Average OEC on rent(b)	$1,203,855	$1,150,400	$1,209,111	$1,150,800	$1,214,300
Fleet utilization(c)	81.7%	82.8%	82.6%	82.6%	83.6%
OEC on rent yield(d)	40.1%	39.2%	39.8%	39.1%	39.6%
Sales order backlog(e) (as of period end)	$863,757	$663,619	$863,757	$663,619	$855,049
(a) Ending OEC — original equipment cost (“OEC”) is the original equipment cost of units at the end of the measurement period.
(b) Average OEC on rent — Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.
(c) Fleet utilization — total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.
(d) OEC on rent yield (“ORY”) — a measure of return realized by our rental fleet during a 12-month period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on rent for the same period. For period less than 12 months, the ORY is adjusted to an annualized basis.
(e) Sales order backlog — purchase orders received for customized and stock equipment. Sales order backlog should not be considered an accurate measure of future net sales.

Management Commentary
Total revenue in the second quarter of 2023 was characterized by continued strong customer demand for both rental and new equipment across our end markets. Second quarter 2023 rental revenue increased 9.0% to $122.2 million, compared to $112.1 million in the second quarter of 2022, reflecting the continued expansion of our rental fleet, stable utilization, and pricing gains. Equipment sales increased 38.3% in the second quarter of 2023 to $302.1 million, compared to $218.5 million in the second quarter of 2022, reflecting continuing improvements in the supply chain and our ability to replenish inventory. Parts sales and service revenue increased 3.2% to $32.5 million, compared to $31.5 million in the second quarter of 2022. On a sequential quarter basis, total second quarter of 2023 revenue increased $4.7 million, or 1.0%, primarily due to the expansion of rental fleet.
In our ERS segment, rental revenue in the second quarter of 2023 was $117.8 million compared to $108.1 million in the second quarter of 2022, a 9.0% increase. Fleet utilization continued to be strong at 81.7% compared to 82.8% in the second quarter of 2022, and average OEC on rent increased 4.6% year-over-year. Total segment gross profit in the second quarter of 2023 was $54.6 million, an increase of 22.2% compared to $44.7 million in the second quarter of 2022. Adjusted Gross Profit in the segment, was $97.4 million in the second quarter of 2023, compared to $87.0 million in the second quarter of 2022, representing 11.9% year-over-year growth. Rental Gross Profit improved to $86.5 million in the second quarter of 2023 compared to $80.3 million in the second quarter of 2022, a 7.8% increase. On a sequential quarter basis, total segment second quarter of 2023 revenue decreased $37.4 million, or 18.2%, driven by a 45.0% decrease in rental equipment sales from the first quarter’s record levels. Despite the decline, we experienced favorable pricing, with OEC on-rent yield increasing to a record 40.1% in the second quarter of 2023, up from 39.6% in the first quarter of 2023.
Revenue in our TES segment increased 38.7% to $251.4 million in the second quarter of 2023, from $181.3 million in the second quarter of 2022, primarily as a result of continued supply chain improvements, greater order fulfillments as a result of record production levels, and sustained strong customer demand. Gross profit improved by 69.4% to $46.0 million in the second quarter of 2023 compared to $27.1 million in the second quarter of 2022. Gross profit margin for the quarter was 18.3%, up from 15.0% in the second quarter of 2022 and 16.3% to the first quarter of 2023. On a sequential quarter basis, total revenue in the second quarter of 2023 increased $42.3 million, or 20.2%.
APS segment revenue increased 3.9% in the second quarter of 2023 to $36.9 million, compared to $35.5 million in the second quarter of 2022. Growth in demand for parts, tools and accessories sales was augmented by increased tools and accessories rentals in the Parts, Tools and Accessories (“PTA”) division. Gross profit margin in the segment slightly declined to 27.3% in the second quarter of 2023 from 30.9% in the second quarter of 2022. On a sequential quarter basis, total segment gross profit margin in the second quarter of 2023 increased 230 bps from 25.0%.
Net income was $11.6 million in the second quarter of 2023, compared to net income of $13.6 million for the second quarter of 2022. The $2.0 million or 14.8% decrease in net income is primarily the result of higher interest expense on variable-rate debt and variable-rate floor plan liabilities, the change in fair value of the private warrants liability from a gain to a loss, and higher operating expenses, largely offset by gross profit expansion. On a sequential quarter basis, total second quarter of 2023 net income declined $2.2 million for the reasons mentioned above.
Adjusted EBITDA for the second quarter of 2023 was $103.2 million, an increase of 20.8%, compared to $85.4 million for the second quarter of 2022. The increase in Adjusted EBITDA was largely driven by growth in rental revenue and new and used equipment sales, all of which contributed to margin expansion. On a sequential quarter basis, Adjusted EBITDA declined by $2.0 million.
As of June 30, 2023, cash and cash equivalents was $42.2 million, Total Debt outstanding was $1,453.8 million, Net Debt was $1,414.9 million and Net Leverage Ratio was 3.3x. Availability under the senior secured credit facility was $254.5 million as of June 30, 2023, and $296.0 million of suppressed availability based on the borrowing base calculation, with the ability to upsize the facility. For the three months ended June 30, 2023, Ending OEC increased by $68.3 million as our fleet additions were only partially offset by our continued focus on selling older equipment from our rental fleet at current advantageous residual values. During the three months ended June 30, 2023, CTOS purchased $3.2 million of its common stock under the previously announced stock repurchase program.

OUTLOOK
We are updating our full-year revenue and Adjusted EBITDA guidance for 2023 at this time. We believe our ERS segment will continue to benefit from strong demand from our rental customers, higher average OEC on rent and for purchases of rental fleet units, particularly older equipment, in 2023. As we noted in our initial 2023 guidance, we also expect to grow our rental fleet (based on Ending OEC) by mid- to high-single digits this year. Regarding our TES segment, supply chain improvements, improved inventory levels, record production and backlog levels continue to improve our ability to produce and deliver an even greater number of units in 2023.

2023 Consolidated Outlook
Revenue	$1,725	million	—	$1,830 million
Adjusted EBITDA[1]	$425	million	—	$445 million

2023 Revenue Outlook by Segment
ERS	$700	million	—	$735 million
TES	$880	million	—	$940 million
APS	$145	million	—	$155 million
1 - CTOS is not able to present a quantitative reconciliation of its forward-looking Adjusted EBITDA for the year ending December 31, 2023 to its most directly comparable GAAP financial measure, net income, because management cannot reliably present a quantitative reconciliation of its forward-looking Adjusted EBITDA for the year ending December 31, 2023 to its most directly comparable GAAP financial measure, net income, because management cannot reliably forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, customer buyout requests on rentals with rental purchase options, income tax expense and changes in fair value of derivative financial instruments. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.
RECENT EVENT
Effective July 31, 2023, the Company’s Board of Directors appointed Paul Jolas to serve as Executive Vice President, General Counsel. Mr. Jolas reports to Custom Truck CEO, Ryan McMonagle, and directly oversees all legal affairs for the Company, as well as its Environment, Health & Safety and Risk Management functions. Mr. Jolas has almost 20 years of experience serving as general counsel for publicly traded companies, most recently for U.S. Concrete, Inc., where he advised on a wide range of complex legal matters, including 35 mergers and acquisitions. He received his Bachelor of Arts degree in Economics from Northwestern University and his Juris Doctor degree from Duke University School of Law. Mr. Jolas succeeds Adam Haubenreich, who left the Company in July to pursue another opportunity.
CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 5:00 P.M. Eastern Time on August 8, 2023, to discuss its second quarter 2023 financial results. A webcast and a presentation of financial information will be publicly available at: investors.customtruck.com. To listen by phone, please dial 1-855-327-6837 or 1-631-891-4304. A replay of the call will be available until midnight ET, Tuesday, August 15, 2023, by dialing 1-844-512-2921 or 1-412-317-6671 and entering passcode 10022174.
ABOUT CTOS
CTOS is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America, with a differentiated “one-stop-shop” business model. CTOS offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets, including electric lines, telecommunications networks and rail systems. The Company's coast-to-coast rental fleet of more than 10,200 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, Hi-rail equipment, repair parts, tools and accessories. For more information, please visit customtruck.com.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that the Company's management has made in light of its experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. Important factors, among others, that may affect actual results or outcomes include: increases in labor costs, our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner, and our inability to manage our rental equipment in an effective manner; our sales order backlog may not be indicative of the level of our future revenues; increases in unionization rate in our workforce; our inability to recruit and retain the experienced personnel, including skilled technicians, we need to compete in our industries; our inability to attract and retain highly skilled personnel and our inability to retain our senior management; material disruptions to our operation and manufacturing locations as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons; potential impairment charges; any further increase in the cost of new equipment that we purchase for use in our rental fleet or for sale as inventory; aging or obsolescence of our existing equipment, and the fluctuations of market value thereof; disruptions in our supply chain; our business may be impacted by government spending; we may experience losses in excess of our recorded reserves for receivables; unfavorable conditions in the capital and credit markets and our inability to obtain additional capital as required; increases in price of fuel or freight; regulatory technological advancement, or other changes in our core end-markets may affect our customers’ spending; difficulty in integrating acquired businesses and fully realizing the anticipated benefits and cost savings of the acquired businesses, as well as additional transaction and transition costs that we will continue to incur following acquisitions; material weakness in our internal control over financial reporting which, if not remediated, could result in material misstatements in our financial statements; the interest of our majority stockholder, which may not be consistent with the other stockholders; our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default; our inability to generate cash, which could lead to a default; significant operating and financial restrictions imposed by our debt agreements; changes in interest rates, which could increase our debt service obligations on the variable rate indebtedness and decrease our net income and cash flows; disruptions in our information technology systems or a compromise of our system security, limiting our ability to effectively monitor and control our operations, adjust to changing market conditions, and implement strategic initiatives; we are subject to complex laws and regulations, including environmental and safety regulations that can adversely affect cost, manner or feasibility of doing business; we are subject to a series of risks related to climate change; and increased attention to, and evolving expectations for, sustainability and environmental, social and governance initiatives. For a more complete description of these and other possible risks and uncertainties, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and its subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
(844) 403-6138
investors@customtruck.com

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2023
(in $000s except per share data)	2023	2022	2023	2022
Revenue
Rental revenue	$122,169	$112,055	$240,457	$221,200	$118,288
Equipment sales	302,117	218,506	603,407	445,692	301,290
Parts sales and services	32,544	31,545	65,129	61,690	32,585
Total revenue	456,830	362,106	908,993	728,582	452,163
Cost of Revenue
Cost of rental revenue	31,981	28,791	61,880	54,584	29,899
Depreciation of rental equipment	43,616	43,324	83,946	88,288	40,330
Cost of equipment sales	245,266	184,595	491,391	371,873	246,125
Cost of parts sales and services	25,348	22,638	51,496	46,586	26,148
Total cost of revenue	346,211	279,348	688,713	561,331	342,502
Gross Profit	110,619	82,758	220,280	167,251	109,661
Operating Expenses
Selling, general and administrative expenses	58,028	48,779	115,019	102,434	56,991
Amortization	6,606	6,871	13,278	20,206	6,672
Non-rental depreciation	2,721	2,317	5,371	5,364	2,650
Transaction expenses and other	3,689	6,046	7,149	10,694	3,460
Total operating expenses	71,044	64,013	140,817	138,698	69,773
Operating Income	39,575	18,745	79,463	28,553	39,888
Other Expense
Interest expense, net	31,625	20,281	60,801	39,437	29,176
Financing and other income	(5,048)	(15,078)	(8,999)	(24,158)	(3,951)
Total other expense	26,577	5,203	51,802	15,279	25,225
Income Before Income Taxes	12,998	13,542	27,661	13,274	14,663
Income Tax Expense (Benefit)	1,388	(81)	2,251	2,924	863
Net Income	$11,610	$13,623	$25,410	$10,350	$13,800

Net Income Per Share
Basic	$0.05	$0.05	$0.10	$0.04	$0.06
Diluted	$0.05	$0.05	$0.10	$0.04	$0.06

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in $000s)	June 30, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$42,229	$14,360
Accounts receivable, net	151,953	193,106
Financing receivables, net	41,957	38,271
Inventory	765,424	596,724
Prepaid expenses and other	27,587	25,784
Total current assets	1,029,150	868,245
Property and equipment, net	134,358	121,956
Rental equipment, net	920,676	883,674
Goodwill	704,012	703,827
Intangible assets, net	291,053	304,132
Operating lease assets	33,495	29,434
Other assets	25,900	26,944
Total Assets	$3,138,644	$2,938,212
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$117,104	$87,255
Accrued expenses	67,043	68,784
Deferred revenue and customer deposits	30,088	34,671
Floor plan payables - trade	139,723	136,634
Floor plan payables - non-trade	366,092	293,536
Operating lease liabilities - current	5,442	5,262
Current maturities of long-term debt	3,550	6,940
Current portion of finance lease obligations	247	1,796
Total current liabilities	729,289	634,878
Long-term debt, net	1,425,117	1,354,766
Finance leases	3,077	3,206
Operating lease liabilities - noncurrent	28,725	24,818
Deferred income taxes	31,078	29,086
Derivative, warrants and other liabilities	1,886	3,015
Total long-term liabilities	1,489,883	1,414,891
Stockholders' Equity
Common stock	25	25
Treasury stock, at cost	(21,438)	(15,537)
Additional paid-in capital	1,530,443	1,521,487
Accumulated other comprehensive loss	(6,383)	(8,947)
Accumulated deficit	(583,175)	(608,585)
Total stockholders' equity	919,472	888,443
Total Liabilities and Stockholders' Equity	$3,138,644	$2,938,212

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
(in $000s)	2023	2022
Operating Activities
Net income	$25,410	$10,350
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	107,532	117,120
Amortization of debt issuance costs	3,027	2,158
Provision for losses on accounts receivable	3,112	4,545
Share-based compensation	7,469	5,148
Gain on sales and disposals of rental equipment	(32,643)	(22,905)
Change in fair value of derivative and warrants	(1,129)	(18,822)
Deferred tax expense	1,849	2,575
Changes in assets and liabilities:
Accounts and financing receivables	27,344	(10,744)
Inventories	(166,612)	(125,021)
Prepaids, operating leases and other	(2,747)	(1,736)
Accounts payable	29,325	32,480
Accrued expenses and other liabilities	(1,545)	(8,099)
Floor plan payables - trade, net	3,089	(1,441)
Customer deposits and deferred revenue	(4,586)	(6,972)
Net cash flow from operating activities	(1,105)	(21,364)
Investing Activities
Acquisition of business, net of cash acquired	—	(49,832)
Purchases of rental equipment	(210,360)	(127,237)
Proceeds from sales and disposals of rental equipment	130,246	96,143
Purchase of non-rental property and cloud computing arrangements	(22,783)	(11,763)
Net cash flow from investing activities	(102,897)	(92,689)
Financing Activities
Proceeds from debt	13,537	—
Share-based payments	(86)	(1,247)
Borrowings under revolving credit facilities	95,082	75,000
Repayments under revolving credit facilities	(40,402)	(34,945)
Repayments of notes payable	(4,061)	(3,791)
Finance lease payments	(472)	(2,639)
Repurchase of common stock	(4,532)	—
Acquisition of inventory through floor plan payables - non-trade	398,447	293,241
Repayment of floor plan payables - non-trade	(325,891)	(218,965)
Net cash flow from financing activities	131,622	106,654
Effect of exchange rate changes on cash and cash equivalents	249	21
Net Change in Cash and Cash Equivalents	27,869	(7,378)
Cash and Cash Equivalents at Beginning of Period	14,360	35,902
Cash and Cash Equivalents at End of Period	$42,229	$28,524

	Six Months Ended June 30,
(in $000s)	2023	2022
Supplemental Cash Flow Information
Interest paid	$56,164	$38,417
Income taxes paid	1,450	—
Non-Cash Investing and Financing Activities
Rental equipment and property and equipment purchases in accounts payable	575	—
Rental equipment sales in accounts receivable	2,294	1,145

CUSTOM TRUCK ONE SOURCE, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES
In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We utilize these financial measures to manage our business on a day-to-day basis and some of these measures are commonly used in our industry to evaluate performance. We believe these non-GAAP measures provide investors expanded insight to assess performance, in addition to the standard GAAP-based financial measures. The press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described herein, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of operating performance, without regard to financing methods or capital structures. We exclude the items identified in the reconciliations of net income (loss) to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, including the method by which the assets were acquired, and capital structures. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income or loss before interest expense, income taxes, depreciation and amortization, share-based compensation, and other items that we do not view as indicative of ongoing performance. Our Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of inventory and used equipment sold. When inventory or equipment is purchased in connection with a business combination, the assets are revalued to their current fair values for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair values of the assets as of the acquisition date, with amortization or depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire inventory or new equipment that is added to product inventory or the rental fleets apart from a business acquisition. Additionally, the pricing of rental contracts and equipment sales prices for equipment is based on OEC, and we measure a rate of return from rentals and sales using OEC. We also include an adjustment to remove the impact of accounting for certain of our rental contracts with customers containing a rental purchase option that are accounted for under GAAP as a sales-type lease. We include this adjustment because we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts. These, and other, adjustments to GAAP net income or loss that are applied to derive Adjusted EBITDA are specified by our senior secured credit agreements.
Adjusted Gross Profit. We present total gross profit excluding rental equipment depreciation (“Adjusted Gross Profit”) as a non-GAAP financial performance measure. This measure differs from the GAAP definition of gross profit, as we do not include the impact of depreciation expense, which represents non-cash expense. We use these measures to evaluate operating margins and the effectiveness of the cost of our rental fleet.
Net Debt. We present the non-GAAP financial measure “Net Debt,” which is total debt (the most comparable GAAP measure, calculated as current and long-term debt, excluding deferred financing fees, plus current and long-term finance lease obligations) minus cash and cash equivalents. We believe this non-GAAP measure is useful to investors to evaluate our financial position.
Net Leverage Ratio. Net Leverage Ratio is a non-GAAP financial performance measure used by management and we believe it provides useful information to investors because it is an important liquidity measure that reflects our ability to service debt. We define net leverage ratio as net debt divided by Adjusted EBITDA.

CUSTOM TRUCK ONE SOURCE, INC.
ADJUSTED EBITDA RECONCILIATION
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2023
(in $000s)	2023	2022	2023	2022
Net income	$11,610	$13,623	$25,410	$10,350	$13,800
Interest expense	23,575	18,050	45,938	35,495	22,363
Income tax expense (benefit)	1,388	(81)	2,251	2,924	863
Depreciation and amortization	55,441	54,620	107,531	117,120	52,090
EBITDA	92,014	86,212	181,130	165,889	89,116
Adjustments:
Non-cash purchase accounting impact (1)	469	2,367	7,668	11,393	7,199
Transaction and integration costs (2)	3,689	6,043	7,149	10,691	3,460
Sales-type lease adjustment (3)	3,293	2,032	6,096	2,561	2,803
Share-based payments (4)	4,322	1,784	7,469	5,148	3,147
Change in fair value of derivative and warrants (5)	(604)	(13,055)	(1,129)	(18,822)	(525)
Adjusted EBITDA	$103,183	$85,383	$208,383	$176,860	$105,200
Adjusted EBITDA is defined as net income plus interest expense, provision for income taxes, depreciation and amortization, and further adjusted for non-cash purchase accounting impact, transaction and process improvement costs, including business integration expenses, share-based payments, the change in fair value of derivative instruments, sales-type lease adjustment, and other special charges that are not expected to recur. This non-GAAP measure is subject to certain limitations.

(1)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our credit agreement.
(2)    Represents transaction and process improvement costs related to acquisitions of businesses, including post-acquisition integration costs, which are recognized within operating expenses in our Condensed Consolidated Statements of Income and Comprehensive Income. These expenses are comprised of professional consultancy, legal, tax and accounting fees. Also included are expenses associated with the integration of acquired businesses. These expenses are presented as adjustments to net income pursuant to our ABL Credit Agreement.
(3)    Represents the adjustment for the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”), as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. This adjustment is made pursuant to our credit agreement.

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2023
(in $000s)	2023	2022	2023	2022
Equipment sales	$(19,603)	$(7,671)	$(43,775)	$(19,908)	$(24,172)
Cost of equipment sales	19,415	6,765	42,640	17,135	23,225
Gross profit	(188)	(906)	(1,135)	(2,773)	(947)
Interest income	(4,406)	(2,220)	(7,834)	(5,108)	(3,428)
Rentals invoiced	7,887	5,158	15,065	10,442	7,178
Sales-type lease adjustment	$3,293	$2,032	$6,096	$2,561	$2,803
(4) Represents non-cash share-based compensation expense associated with the issuance of stock options and restricted stock units.
(5) Represents the credit to earnings for the change in fair value of the liability for private warrants.

Reconciliation of Adjusted Gross Profit
(unaudited)
The following table presents the reconciliation of Adjusted Gross Profit:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2023
(in $000s)	2023	2022	2023	2022
Revenue
Rental revenue	$122,169	$112,055	$240,457	$221,200	$118,288
Equipment sales	302,117	218,506	603,407	445,692	301,290
Parts sales and services	32,544	31,545	65,129	61,690	32,585
Total revenue	456,830	362,106	908,993	728,582	452,163
Cost of Revenue
Cost of rental revenue	31,981	28,791	61,880	54,584	29,899
Depreciation of rental equipment	43,616	43,324	83,946	88,288	40,330
Cost of equipment sales	245,266	184,595	491,391	371,873	246,125
Cost of parts sales and services	25,348	22,638	51,496	46,586	26,148
Total cost of revenue	346,211	279,348	688,713	561,331	342,502
Gross Profit	110,619	82,758	220,280	167,251	109,661
Add: depreciation of rental equipment	43,616	43,324	83,946	88,288	40,330
Adjusted Gross Profit	$154,235	$126,082	$304,226	$255,539	$149,991

Reconciliation of ERS Segment Adjusted Gross Profit and Rental Gross Profit
(unaudited)
The following table presents the reconciliation of ERS segment Adjusted Gross Profit:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2023
(in $000s)	2023	2022	2023	2022
Revenue
Rental revenue	$117,832	$108,109	$231,616	$213,670	$113,784
Equipment sales	50,694	37,200	142,830	96,553	92,136
Total revenue	168,526	145,309	374,446	310,223	205,920
Cost of Revenue
Cost of rental revenue	31,341	27,851	60,401	52,642	29,060
Cost of equipment sales	39,802	30,418	110,883	73,648	71,081
Depreciation of rental equipment	42,805	42,384	82,317	86,350	39,512
Total cost of revenue	113,948	100,653	253,601	212,640	139,653
Gross profit	54,578	44,656	120,845	97,583	66,267
Add: depreciation of rental equipment	42,805	42,384	82,317	86,350	39,512
Adjusted Gross Profit	$97,383	$87,040	$203,162	$183,933	$105,779

The following table presents the reconciliation of ERS Rental Gross Profit:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2023
(in $000s)	2023	2022	2023	2022
Rental revenue	$117,832	$108,109	$231,616	$213,670	$113,784
Cost of rental revenue	31,341	27,851	60,401	52,642	29,060
Rental Gross Profit	$86,491	$80,258	$171,215	$161,028	$84,724

Reconciliation of Net Debt
(unaudited)
The following table presents the reconciliation of Net Debt:

(in $000s)	June 30, 2023
Current maturities of long-term debt	$3,550
Current portion of finance lease obligations	247
Long-term debt, net	1,425,117
Finance leases	3,077
Deferred financing fees	25,144
Less: cash and cash equivalents	(42,229)
Net Debt	$1,414,906

Reconciliation of Net Leverage Ratio
(unaudited)
The following table presents the reconciliation of the Net Leverage Ratio:

	Twelve Months Ended
(in $000s)	June 30, 2023	March 31, 2023
Net Debt (as of period end)	$1,414,906	$1,397,617
Divided by: Adjusted EBITDA	$424,501	$406,701
Net Leverage Ratio	3.33	3.44